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                                                                   EXHIBIT 10.21


December 12, 2000


PERSONAL AND CONFIDENTIAL

Mr. Mark Kingdon
325 West 86th Street
New York, NY 10024

Dear Mark:

It is our pleasure to offer you the position of Chief Executive Officer of Organic, Incorporated ("Organic" or the "Company"). This letter, together with the Company's standard form of Proprietary Information and Inventions Assignment Agreement (the "Inventions Agreement"), when executed by you and subject to approval by the Organic Board of Directors, confirm the terms and conditions of your employment with the Company.

1. Job Title. You will be the Chief Executive Officer of the Company and will report to the Company's Board of Directors.

2. Base Salary. Your annual base salary will be Three Hundred Fifty Thousand Dollars ($350,000), subject to legally required withholding, to be paid according to the Company's standard payroll.

3. Stock Options. Subject to the approval of the Board of Directors, you will be granted an option to purchase 2.25 million shares of Organic common stock. The options will be subject to the standard terms and conditions of the Company's Stock Option Plan and related agreements, except that your options will begin vesting on your start date. The following additional provisions will constitute the terms of your options, subject to approval by the Board of Directors.

         3.a. Provided you have been and remain employed continuously by the Company, 1/48th of your options will vest each month. The exercise price of your options will be the fair market value of the Company's common stock as of the date of the grant (which is expected to be at the first regularly scheduled meeting of the Company's Board of Directors following the commencement of your employment) as required by the Stock Option Plan. For your reference, the fair market value of the Company's common stock as determined by the Company's Board of Directors at its last regularly scheduled meeting was $2.25. The Stock Option Plan provides that



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Mr. Mark Kingdon
December 5, 2000
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your options will be immediately exercisable, in part or in full, so that you can "early exercise" at any time after their grant. This allows you to commence your long term capital gains holding period on the option shares and make an IRC Rule 83(b) election. This is not intended to be advice to you to exercise options early and you should consult your tax advisors concerning all the consequences of such an exercise.

         3.b. If, during your employment with the Company, there is a "change of control" (as such term is defined in the Company's Stock Option Plan) and you are offered a position with comparable responsibilities and compensation, you will receive 50% acceleration on any remaining unvested options. If, subsequent to a change of control, you are not offered a position with comparable responsibilities and compensation, you will receive 100% acceleration on any remaining unvested options.

         3.c. If, during your employment with the Company, you are terminated without cause, you will receive six months continuing base cash compensation, six months continuing housing benefits as defined and limited below, and six additional months of vesting on any remaining unvested options, calculated from the date of your termination. You shall be deemed to be "terminated without cause," and have the right to resign from employment with the Company and to receive all benefits described in the preceding sentence, if, during the term of your employment with the Company, any of the following events occur: 1) your job title is changed, and you cease to act as the Chief Executive Officer of the Company; 2) you are required to report to anyone other than the Company's Board of Directors or a committee thereof; and 3) your duties and responsibilities as Chief Executive Officer are diminished in a material way. If, during your employment with the Company, you are terminated for cause (defined as conviction for a felony or willful negligence) your cash compensation and equity vesting will cease on the date of your termination and any amount due on the Promissory Note will become immediately due and repayable.

4. Promissory Note. You will be offered a non-recourse non-interest bearing loan in the amount of $150,000 per year in each of the first two years of your employment, payable at the beginning of each year. The Note will be contain standard terms and conditions and include a provision that in so long as you have been and remain employed by Organic, Organic will forgive one quarter of the amount due on the Note effective at the close of business on the last day of each quarter.

5. Proprietary Information and Invention Assignment Agreement. Prior to commencement of your employment and as a condition to such employment, you will execute the Company's standard Proprietary Information and Invention Assignment Agreement in the form attached hereto as Exhibit "A" and agree to the terms thereof.

6. Benefits. You are eligible to receive such standard Company benefits as are available to other employees of the Company and as may change from time to time. These include


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Mr. Mark Kingdon
December 5, 2000
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   medical, dental and vision insurance; life insurance; long-term disability insurance; accrued paid vacation and holidays.

7. Housing Benefits and Moving Expenses: 1) Housing Benefit: The Company agrees to rent, at its expense, or to reimburse you for the cost of an apartment for your use during your employment. The Company agrees to pay rent for such an apartment, or reimburse you for such rent, of up to $7500 per month, for a period not to exceed 24 months from the commencement of your employment. The Company further agrees to pay you, on April 1 of each year during which you are employed, an amount equal to the amount, if any, that you are required to pay as income tax on your individual tax return (IRS 1040) in connection with your use of the apartment. 2) Moving Expenses: The Company agrees to pay for moving expenses in connection with your relocation to the San Francisco Bay Area, including up to $7500 for a San Francisco broker to assist you in finding an apartment in the San Francisco Bay Area; $2500 for air and related travel expenses; and up to $15,000 for costs associated with moving your personal and household items to your San Francisco apartment. The Company further agrees to pay you, on April 1, 2001, an amount equal to the amount, if any, that you are required to pay in income tax on your individual tax return (IRS 1040) in connection with the Company's payment of your Moving Expenses.

8. Reimbursement of Expenses. The Company will, upon presentation of itemized receipts, reimburse you for all required travel and other business expenses, in accordance with Company policy, directly and reasonably incurred by you in the performance of your duties.

9. "At-Will" Employment. As with all employees, your employment with Organic is "at-will." This means the terms and conditions of your employment, including but not limited to termination, demotion, promotion, transfer, compensation, benefits, duties and location of work may be changed with or without cause, for any or no reason, and with or without notice. Your status as an "at-will" employee cannot be changed by any statement, promise, policy, course of conduct, writing or manual, except through a written agreement signed by an officer authorized by the Board of Directors.

10. Employment Start Date. You will commence your full time employment with the Company on January 15, 2001.

11. General Provisions. We agree that there are additional documents necessary to effectuate the terms of this agreement, including the Note described in paragraphs 3 and 4. Except as to documents necessary to effectuate the terms of this Agreement,this agreement, together with the Inventions Agreement, constitutes the entire agreement between the Company and you, and there are no understandings between the Company and you that are not included in this agreement and the Inventions Agreement. No modification may be made to this agreement unless in writing and signed by both the Company and you. In the event any provision of this agreement is held to be invalid, illegal or unenforceable, all other provisions of this agreement shall survive, and this



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Mr. Mark Kingdon
December 5, 2000
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agreement shall be construed as if such provision was not contained in this agreement. Nothing in this Agreement is intended to preclude Organic's policies and procedures as they currently exist or may exist in the future from applying to you.

Mark, we are looking forward to your joining the team and contributing to the future success of Organic. Please confirm your acceptance of this offer by signing the acknowledgement below and returning it to me by Friday, December 8, 2000.

If you have any questions or concerns please do not hesitate to call.

Sincerely,



Jonathan Nelson
Chairman and Chief Executive Officer

I accept the offer of employment as stated in this letter.




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Mark Kingdon                                         Date